Exhibit 4.1
COMMON STOCK COMMON STOCK ADS SEE REVERSE FOR INCORPORATED UNDER THE LAWS CERTAIN DEFINITIONS OF THE STATE OF DELAWARE CUSIP 00101D 10 9 This certifies that SPECIMEN is the record holder of FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF ADS TACTICAL, INC. transferable on the books of the corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the transfer agent and registrar. Transferable in the State of New York. WITNESS the facsimile signatures of the Corporation’s duly authorized officers. Dated: COUNTERSIGNED AND REGISTERED: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (NEW YORK, NY) TRANSFER AGENT AND REGISTRAR BY AUTHORIZED SIGNATURE SECRETARY CHIEF EXECUTIVE OFFICER